Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-258453), Form S-3 (File Nos. 333-255431, 333-223808, 333-208803 and 333-215252) and Form S-8 (File Nos. 333-249624, 333-68200, 333-93305, 333-123339, 333-163212 and 333-212934) of our report dated March 28, 2025, relating to the financial statements of LadRx Corporation as of and for the years ended December 31, 2024 and 2023 (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), included in LadRx Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements and related Prospectuses.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 28, 2025